Exhibit 99.1

NEWS RELEASE

For release October 14, 2004

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION

REPORTS EARNINGS OF $0.27 PER SHARE AND DIVIDEND OF $0.27 PER SHARE FOR THIRD

QUARTER OF 2004

SANTA MONICA, California – (October 14, 2004) – For the third quarter ended September 30, 2004 and based on a weighted average of 45.9 million fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) today announced unaudited net income of $12.2 million, or $0.27 per share.

The Company also declared a dividend of $0.27 per share. The dividend is payable on November 10, 2004 to holders of record as of the close of business on October 29, 2004 and the ex-dividend date is October 27, 2004.

Commenting on Anworth’s operations, Lloyd McAdams, Anworth’s Chairman of the Board, Chief Executive Officer and President, stated, “Lower levels of mortgage prepayments have resulted in our third quarter amortization of premium expense declining to $13.4 million, or $0.29 per share, from $16.5 million, or $0.37 per share, in the second quarter of 2004.

“We continue to be pleased with the results of our subsidiary, Belvedere Trust Mortgage Corporation (“Belvedere”), which selectively acquires adjustable-rate mortgage loans in the secondary market and then securitizes them.”

During the third quarter of 2004, Anworth’s average equity investment in Belvedere was $66 million and the investment at quarter end was $75 million. At quarter end, Belvedere’s residential mortgage loans held for securitization were $527 million and securitized mortgage loans were $991 million. Belvedere earned $1.85 million during the third quarter, which represents approximately 11.0% annual return on average equity.

Agency mortgage-backed securities held at September 30, 2004 were approximately $4.0 billion and were allocated as follows: 32% agency ARMs, 63% agency hybrid ARMs, 5% agency fixed-rate mortgage-backed securities and less than 1% agency floating-rate CMOs.

At September 30, 2004, the weighted average coupon of the agency mortgage-backed securities was 4.21% and the unamortized premium was $113 million, or 2.6% of the par value. During the quarter ended September 30, 2004, the constant prepayment rate (“CPR”) of the agency mortgage-backed securities was 36% and the CPR of the adjustable-rate agency mortgage-backed securities was 37%. For the agency ARM and hybrid assets, the weighted average term to the next interest rate reset date was 22 months. During the quarter ended September 30, 2004, the CPR of the mortgage-related assets held by Belvedere was 14% and the weighted average coupon on its mortgage-related assets was 4.35%.

Relative to the company’s agency MBS portfolio, at quarter end, the outstanding repurchase agreement balance was $4.0 billion with an average interest rate of 1.81% and an average maturity of 192 days. After adjusting for collateralized interest rate swap transactions, the average interest rate was 1.98% with an average maturity of 328 days, and as of September 30, 2004, the yield on average agency earning assets after amortization of premium was 2.91%, while the average cost of funds was 1.89%, resulting in an interest rate spread of 1.02%.

Stockholders’ equity on September 30, 2004 was $496 million, resulting in a book value per share of $10.73 based on 46.2 million shares outstanding on that date.

Average stockholder equity for the quarter was $491 million. The return on average equity for the quarter was 9.9% on an annualized basis.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493

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